Exhibit (h)(13)
SUB-ADMINISTRATION AGREEMENT
     This Agreement, dated as of February 17, 2012, among Allianz Funds, a Massachusetts business trust (the “Trust”), on its own behalf and on behalf of the Allianz Global Investors Money Market Fund (the “Fund”), and SSgA Funds Management, Inc., a Massachusetts corporation (the “Sub-Administrator”), is effective as of the date hereof.
     WHEREAS, the Trust is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and
     WHEREAS, it is expected that the Fund will invest all or substantially all of its assets in State Street Money Market Portfolio (the “Master Portfolio”), a series of shares of State Street Master Funds (the “Master Trust”);
     WHEREAS, the Trust has entered into an administration agreement with Allianz Global Investors Fund Management LLC (the “Administrator”), a limited liability company organized under the laws of Delaware, pursuant to which the Trust, on behalf of the Fund, has retained the Administrator to provide or procure administrative and other services to the Fund and its shareholders;
     WHEREAS, management of the Trust has determined that the Trust will require certain services of the Sub-Administrator, subject to the supervision of the Administrator and the officers and Trustees of the Trust, in respect of the operation of the Fund and the servicing of shareholders of the Fund, and the Trust therefore desires to retain the Sub-Administrator to furnish certain administrative services and shareholders servicing-related services (the “Services”) to the Fund; and
     WHEREAS, the Sub-Administrator is willing to provide the Services to the Fund on the terms set out in this Agreement;
     NOW, THEREFORE, in consideration of the promises and the covenants contained in this Agreement, the Trust, the Fund, and the Sub-Administrator agree as follows:
     1. Appointment and Services.
     The Trust hereby appoints the Sub-Administrator to the Fund to serve as a sub-administrator to the Fund and in that capacity to provide the Services set out in Appendix A to this Agreement. The Sub-Administrator accepts such appointment and agrees to provide the Services for the compensation set out in this Agreement.
     2. Fees.
     For all Services provided under this Agreement, the Sub-Administrator will be compensated as set out in Appendix B.
     3. Expenses.
     (a) Except as otherwise provided in this Agreement, the Sub-Administrator will pay all costs it incurs in connection with the performance of its duties under this Agreement.
     (b) The Sub-Administrator will not be required to pay any expenses of the Fund or the Trust other than those specifically allocated to the Sub-Administrator in this Agreement.
     4. Delegation.

     (a) Except to the extent prohibited by applicable law, the Sub-Administrator may delegate the performance of any of the Services, or adjust any prior delegation, to any other person or persons affiliated with the Sub-Administrator, upon timely notice to the Fund. The Sub-Administrator must obtain prior written consent from the Fund, which will not be unreasonably withheld, before it may delegate the performance of any of the Services, or adjust any prior delegation, to any other person or persons not affiliated with the Sub-Administrator.
     (b) Notwithstanding any delegation under clause (a) of this Section 4, any delegation will not relieve the Sub-Administrator of any of its obligations under this Agreement.
     5. Standard of Care; Indemnification.
     (a) The Sub-Administrator will exercise reasonable care in the performance of its duties under this Agreement.
     (b) The Sub-Administrator shall be responsible for the performance of only such duties as are set forth in this Agreement and shall have no responsibility for the actions or activities of any other party, including other service providers, except that the Sub-Administrator shall be responsible for the actions, non-actions or activities of any person to whom the Sub-Administrator has delegated the performance of any of the Services pursuant to Section 4(a). The Sub-Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless caused by or resulting from the negligence or willful misconduct of the Sub-Administrator, its officers or employees. Neither party shall not be liable to any person for any special, indirect, incidental, or consequential damages of any kind whatsoever (including, without limitation, attorneys’ fees) under this Agreement or otherwise or for any such damages arising out of any act or failure to act hereunder, whether or not previously apprised of the possibility thereof. In any event, the Sub-Administrator’s liability under this Agreement (including, but not limited to, any liability relating to qualification of the Trust as a regulated investment company or any liability relating to the Trust’s compliance with any federal or state tax or securities statute, regulation or ruling) shall be limited to the greater of two times the fees paid hereunder during the twelve months preceding the determination of the amount of such liability or $500,000.
     The Sub-Administrator shall not, absent bad faith, be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption, provided that the Sub-Administrator has adopted and implemented a business resumption plan reasonably designed to prevent failures or delays in performance occurring as a result of reasonably foreseeable circumstances.
     Each party shall indemnify and hold the other party and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the other party resulting from any loss, damage, claim, demand, action or suit in connection with the other party’s acceptance of this Agreement or any action or omission by the other party in the performance of its duties hereunder.
     The Trust shall indemnify and hold the Sub-Administrator and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Sub-Administrator as a result of the Sub-Administrator’s acting upon any Proper Instructions (as defined below), or upon reasonable reliance on information or records given or made by the Trust.
     Notwithstanding anything in this Agreement to the contrary, neither party’s indemnification obligations shall apply to actions or omissions of the other party, its officers or employees, in cases of such other party’s (or such other party’s officers’ or employees’) own negligence or willful misconduct.

     The indemnification contained herein shall survive the termination of this Agreement.
     (c) At any time the Sub-Administrator may apply to any officer of the Trust for instructions, and may consult with legal counsel for the Fund with respect to any matter relating to this Agreement or the performance by the Sub-Administrator of its obligations hereunder; and it will not be liable for any action taken or omitted by it in good faith in reliance upon such instructions or upon the advice of such counsel. Without limiting any other provision of this Agreement, the Sub-Administrator is authorized to act on the orders, directions or instructions of such persons as the Board of Trustees from time to time designates by resolution. The Sub-Administrator will be protected in acting upon any paper or document, including any orders, directions or instructions, reasonably believed by it to be genuine and to have been signed by an appropriate person or persons; and the Sub-Administrator will not be held to have notice of any change of authority of any person until receipt of written notice from the Fund.
     (d) Without limiting the forgoing, in carrying out the Services under this Agreement the Sub-Administrator will be entitled to receive, and may rely upon, information furnished it by means of Proper Instructions (as defined below).
     “Proper Instructions” means any certificate, letter, facsimile, email or other instrument or telephone call confirmed by email reasonably believed by the Sub-Administrator to be genuine and to have been properly made or signed by any authorized officer of the Fund or Administrator or person reasonably believed by the Sub-Administrator as being authorized by the Board of Trustees of the Fund.
     6. Term and Termination.
     (a) This Agreement will remain in force with respect to each party until terminated as provided in this Agreement.
     (b) This Agreement will automatically terminate in the event of its assignment; for clarity, any delegation by the Sub-Administrator of some or all of its obligations under this Agreement will not constitute an assignment. A party to this Agreement may terminate this Agreement or any Service under this Agreement without penalty by an instrument in writing delivered or mailed to the other party.
     7. Amendment. This Agreement, including any Appendix to this Agreement, may be amended at any time by mutual agreement of the parties.
     8. Services Not Exclusive. The Sub-Administrator’s services pursuant to this Agreement are not exclusive, and it is understood that the Sub-Administrator may perform similar services for other persons. In acting under this Agreement, the Sub-Administrator will be an independent contractor. The Sub-Administrator and its affiliates, by separate agreement with the Trust or the Fund, may also serve the Trust or the Fund in other capacities.
     9. Other Interests. It is understood that directors, officers, employees and shareholders of the Sub-Administrator and its affiliates may be or become interested (as directors, officers, employees, shareholders or otherwise) in other companies or entities (including but not limited to, other investment companies) controlling, controlled by or under common control with the Sub-Administrator, its affiliates or subsidiaries or which the Sub-Administrator, its affiliates or subsidiaries may in the future organize, sponsor or acquire, or with which they may merge or consolidate.
     10. Miscellaneous.
     (a) The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     (b) In interpreting the provisions of this Agreement, the definitions under the Investment Company Act (particularly the definitions of “interested person,” “affiliated person,” “assignment” and “majority of the outstanding voting securities”) will be applied, subject, however, to such exemptions as may be granted by the SEC by any rule, regulation, interpretation or order.
     (c) This Agreement will be governed and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements made and to be performed entirely in that jurisdiction, without regard to that jurisdiction’s conflict of laws provisions.
     (e) This Agreement constitutes the entire agreement between the parties concerning the subject matter, and supersedes any and all prior understandings.
     (f) If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder will not be affected.
     (g) Any notice required under this Agreement will be sufficiently given when delivered or mailed to the other party at the address of such party set out below or to such other persons or at such address as such party may from time to time specify in writing to the other party.

If to Trust:	c/o Allianz Global Investors Fund Management LLC
1633 Broadway
New York, New York
Attn: Chief Legal Officer
Fax: 212.739.3948
If to Sub-Administrator:
SSgA Funds Management, Inc.
State Street Financial Center
One Lincoln Street
Boston, Massachusetts 02111
Attn: Legal Department
Fax: (617) 664-6273
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IN WITNESS WHEREOF, the Trust and the Sub-Administrator have caused this Agreement to be executed as of the day and year first above written.

Allianz Funds, on behalf of Allianz Global Investors
Money Market Fund

By: /s/ Brian S. Shlissel
Name: Brian S. Shlissel
Title: President

SSgA Funds Management, Inc.

By:
Name:
Title:

APPENDIX A
SERVICES
Services
     No provision of this Agreement shall be deemed to require the Sub-Administrator at any time to provide to the Trust, or the Fund or to any person with respect to the Trust or the Fund, investment research, advice, or supervision, or in any way to advise the Trust or the Fund, or any person acting on behalf of the Trust or the Fund, as to the value of securities or other investments or as to the advisability of investing in, purchasing, or selling securities or other investments. In addition, none of the Services are intended to constitute legal services, brokerage services or to be related to the sale or promotion of the Fund’s shares.
The Sub-Administrator agrees to provide the following services as requested from time to time by the Fund:
1.	Generally provide agreed upon operational and shareholder servicing support relating to the Fund’s investment in the Master Portfolio, including, without limitation, support in connection with shadow pricing at the Fund level, and preparation of portfolio securities lists reflecting the investments of the Master Portfolio.

2.	Provide support and assistance in the evaluation and/or resolution of accounting matters or issues pertaining to the Master Portfolio that may arise with respect to the Fund’s operations and consult with the Fund’s independent accountants, legal counsel and the Fund’s other agents as necessary in connection therewith.

3.	Provide support and assistance with Fund shareholder communications related to the Fund’s investment in the State Street Money Market Portfolio, including, but not limited to, providing a portfolio manager letter for semi-annual financial statements to shareholders.

4.	Provide support and assistance to the Fund’s officers or agents, including without limitation the Trust’s Transfer Agent as to Fund shareholder inquiries related to the Fund’s investment in the State Street Money Market Portfolio.

5.	Perform other shareholder servicing and client service functions as agreed upon.

6.	In respect of the Fund’s investment in the State Street Money Market Portfolio, assist in the preparation of materials for Board meetings of the Trust, make presentations where appropriate, and address follow-up matters raised at Board meetings.

7.	In respect of the Fund’s investment in the State Street Money Market Portfolio and without limiting the foregoing, provide such information as the Trust may reasonably request in connection with the annual approval of the Fund’s advisory and other contracts.

8.	Maintain continuing awareness of significant emerging regulatory and legislative developments which may affect the State Street Money Market Portfolio, update the Board and the investment adviser on those developments and provide related planning assistance where requested or appropriate.

APPENDIX B
FEE SCHEDULE
The Trust on behalf of the Fund will pay the Sub-Administrator in United States Dollars following the last day of each month the unpaid balance of a fee equal to the sum of all the daily administrative service fee accruals from the previous month. The daily administrative service fee accrual is calculated on a daily basis by multiplying the Fund’s prior day’s net assets by 0.03% and dividing that product by the number of days in that year.
The “average daily net assets” of the Fund will mean the average of the values placed on the Fund’s net assets as of 4:00 p.m. (New York time) on each day on which the net asset value of the Fund is determined consistent with the provisions of Rule 22c-1 under the Investment Company Act or, if the Fund lawfully determines the value of its net assets as of some other time on each business day, as of such time. The value of the net assets of the Fund will always be determined pursuant to the applicable provisions of the Trust’s Declaration, as amended from time-to-time, and the Registration Statement. If the determination of net asset value for the Fund does not take place for any particular day, then for the purposes of this Agreement, the value of the net assets of the Fund as last determined will be deemed to be the value of its net assets as of 4:00 p.m. (New York time), or as of such other time as the value of the net assets of the Fund’s portfolio may be lawfully determined on that day. If the Fund determines the value of the net assets of its portfolio more than once on any day, then the last such determination thereof on that day will be deemed to be the sole determination thereof on that day for the purposes of this Agreement.